NEWS RELEASE                                           [TENNECO AUTOMOTIVE LOGO]

                                                                    EXHIBIT 99.1

For Immediate Release


Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com
             -------------------------------------

             Leslie Hunziker
             Investor Relations
             847 482-5042
             leslie.hunziker@tenneco-automotive.com
             -------------------------------------


         TENNECO AUTOMOTIVE REPORTS HIGHER EARNINGS AND SUBSTANTIAL DEBT
                        REDUCTION IN SECOND QUARTER 2002

-    Reports EPS of 45-cents for 2Q 2002 versus 6-cents for 2Q 2001
-    Reduces total debt $86 million on stronger cash flow
-    Improves working capital, before factoring, by $171 million year-over-year
-    Increases North American profitability 76 percent
-    Wins $127 million in new business globally


LAKE FOREST, ILLINOIS, JULY 23, 2002 - Tenneco Automotive (NYSE: TEN) today announced that the company continues to improve performance with reported net income of $19 million, or 45-cents per diluted share, for the second quarter 2002 compared with net income of $2 million, or 6-cents per diluted share during the second quarter 2001. The company generated $89 million in positive cash flow before financing activities during the quarter, a $72 million cash flow improvement versus second quarter 2001. This strong cash performance allowed the company to decrease its total debt by $86 million during the quarter and by $94 million year to date. Global original equipment customers awarded Tenneco Automotive $127 million in new business through 2005 during the quarter.



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The second quarter 2002 results include a one-time pre-tax benefit of $11 million, or 13-cents per diluted share, for the sale of the company's previously closed York, U.K. facility and a pre-tax non-accruable restructuring expense of $2 million, or 2-cents per diluted share. The second quarter 2001 results include pre-tax restructuring costs of $10 million, or 20-cents per diluted share.

"We are making solid progress on improving our operating fundamentals as well as in the important area of cash management. Our cash performance this quarter was outstanding, which helps us address our top financial objective of lowering the debt load since becoming an independent company," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "Our North American businesses led the way this quarter, driven by increased volumes, a strengthening aftermarket ride control mix and improved manufacturing efficiency."

The company reported revenue for the quarter of $948 million, compared with $925 million in the second quarter of 2001, a 2 percent increase. Reported EBITDA for the quarter was $106 million, compared with $86 million the previous year.

Working capital in the second quarter, before factoring, improved $171 million year-over-year, or as a percent of sales, from 13.3 percent to 8.8 percent. Through the first six months of 2002, the company generated $59 million in cash flow from working capital, exceeding its 2002 goal of $50 million. Adjusted for restructuring costs, the company recorded gross margin of 21.8 percent in the second quarter 2002, unchanged from the same period one year ago. Through the first six months of 2002, the company has improved its gross margin, adjusted for restructuring costs, by nearly one percentage point. The company's SGA&E, as a percent of sales, in the second quarter was also unchanged year-over-year at




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11.6 percent. Excluding restructuring costs, SGA&E was relatively flat through the first half of 2002 as well. The company outperformed its bank covenant test ratios in the second quarter by an even larger margin than it achieved in the first quarter of 2002.

"Our financial results were impacted this quarter by lower original equipment and aftermarket volumes in Europe," said Frissora. "We are taking aggressive steps to align our operations and cost structure with changing market conditions. We are focused on putting the right engineering and manufacturing processes in place to improve efficiency and flexibility throughout our operations in order to help counter soft industry conditions in Europe."

NORTH AMERICA

North American original equipment (OE) revenue increased 12 percent during the quarter to $391 million versus $350 million in the second quarter of 2001. Excluding catalytic converter pass-through sales, revenue increased 9 percent. North American aftermarket revenue increased four percent to $148 million from $143 million one year ago.

North American EBIT increased to $53 million from $20 million in the second quarter of 2001. Stronger OE volumes, an increasing premium aftermarket ride control mix, aftermarket pricing increases and significantly improved manufacturing through lean initiatives helped drive this performance. North American EBIT results include approximately $1 million in incremental new customer changeover costs year-over-year and $1 million in restructuring costs. North American EBIT in second quarter 2001 included $10 million in restructuring costs. Excluding restructuring costs, the company's North American profitability improved 76 percent year-over-year.


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EUROPE

The company reported European original equipment revenue of $231 million for the quarter, an 11 percent decrease compared with second quarter 2001 revenue of $259 million. The favorable impact on sales of stronger currency was fully offset by lower precious metal prices in the company's catalytic converter pass-through sales. The company's European aftermarket revenue increased to $90 million, versus $88 million one year ago. Excluding the impact of currency, aftermarket sales were down 6 percent year-over-year, primarily due to the impact of longer-lasting stainless steel OE exhaust products.

European EBIT was $11 million for the quarter, compared with $22 million reported in the second quarter of 2001. Lower OE and aftermarket volumes, OE launch delays and costly start-up issues on some exhaust platforms impacted European profitability. Results include an $11 million gain from the sale of a previously closed U.K. facility, a $1 million increase in reserves for recently identified warranty issues and $1 million in restructuring costs.

REST OF WORLD

The company's operations in Australia, Asia and South America improved profitability on essentially flat year-over-year revenues. The Australian operations reported revenue of $31 million for the quarter, compared with $27 million in the second quarter of 2001. In South America, the company reported revenue of $28 million, compared with $37 million one year ago. Revenue from the company's Asian operations was $29 million, versus $21 million in the second quarter of 2001.

Combined EBIT for Australia, South America and Asia was $7 million compared with $5 million one year ago. Tighter cost management and improved operational performance in South America, coupled


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with stronger OE demand in Australia more than offset the impact of a two-week strike at our Australian OE exhaust plant and worsening economic conditions in Brazil and Argentina.

The attachments provide additional information on Tenneco Automotive's second quarter 2002 operating results.

CONFERENCE CALL INFORMATION

The company will host a conference call today, July 23, 2002, at 10:30 a.m. EDT. The dial-in number is 877-546-1568 domestic or 630-395-0035 international. Passcode is Tenneco Auto. A recording of this call will be available one hour following the completion of the call on July 23 through July 30, 2002. To access this recording, dial 888-562-7210 domestic or 402-220-6026 international and enter passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com
            --------------------------

Tenneco Automotive is a $3.4 billion manufacturing company with headquarters in Lake Forest, Illinois and 21,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "taking", "focused", "goal", "expect", "anticipate", "should", "believe", "plan", "remain", "confident", "continue" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand


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                                       -6-

for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations;
(vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war or terrorism and the impact of these acts on economic, financial and social conditions in the countries where we operate and
(xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.



                                       ###

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                                    ---------
                            SIX MONTHS ENDED JUNE 30,



                                                                      2002              2001
                                                                   ---------          ---------
Net sales and operating revenues:                                  $   1,757              1,789
                                                                   =========          =========
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)               1,383 (a)          1,438 (e)(f)
   Engineering, Research and Development                                  22                 25
   Selling, General and Administrative                                   195 (b)            196 (e)(g)
   Depreciation and Amortization                                          69                 76
                                                                   ---------          ---------
          Total Costs and Expenses                                     1,669              1,735
                                                                   =========          =========

Gain (Loss) on sale of assets                                             11 (c)              -
Gain (Loss) on sale of receivables                                        (1)                (3)
Other Income (Loss)                                                        -                  2
                                                                   ---------          ---------
Total Other Income                                                        10                 (1)
                                                                   ---------          ---------
Operating Income (Loss)
   North America                                                          72 (a)(b)          17 (e)(f)
   Europe                                                                 16 (a)(b)(c)       30 (e)(f)(g)
   Rest of World                                                          10                  6 (e)(g)
                                                                    ---------          ---------
                                                                          98                 53
Less:
   Interest expense (net of
     interest capitalized)                                                72                 90
   Income tax expense (benefit)                                            8 (d)             (9)
   Minority interest                                                       1                  1
                                                                   ---------          ---------
Net income (loss)                                                        $17                (29)
                                                                   =========          =========

Average common shares outstanding:
   Basic                                                                39.7               37.0
                                                                   =========          =========
   Diluted                                                              41.4               37.2
                                                                   =========          =========
Earnings (loss) per share of common stock:
                                                                   ---------          ---------
   Basic-                                                          $    0.42          $   (0.77)
                                                                   =========          =========

   Diluted-                                                        $    0.41          $   (0.77)
                                                                   =========          =========



(a) Includes restructuring related costs of $3 million pre-tax, $2 million after-tax or $0.04 per share. All of the costs are recorded in cost of sales. Geographically, $2 million is recorded in North America and $1 million in Europe.

(b) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(c) Includes a gain on the sale of a UK facility of $11 million pre-tax, $5 million after-tax or $0.13 per share. Geographically, the entire gain is recorded in Europe.

(d) Includes a $4 million or $.10 per share tax benefit related to lower-than-expected costs for withholding taxes. The lower cost of tax withholding for the fourth quarter 2001 tax repatriation transaction resulted from an amendment in the bank agreement allowing a more efficient transaction to be completed.

(e) Includes restructuring and other charges of $22 million pre-tax, $17 million after-tax or $0.44 per share. Of the charges, $10 million is recorded in SG&A and the remaining $12 million is in cost of sales. Geographically, $18 million is recorded in North America, $2 million in Europe and $2 million in Rest of World.

(f) Includes environmental charges of $6 million pre-tax, $5 million after-tax or $0.12 per share. The entire charge is recorded in cost of sales. Geographically, $5 million is recorded in Europe and $1 million is in North America.

(g) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both Europe and Rest of World.

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                                    ---------
                           THREE MONTHS ENDED JUNE 30,


                                                                                     2002                    2001
                                                                                 ------------             ----------
Net sales and operating revenues:                                                         948                    925
                                                                                 ============             ==========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                                  743  (a)               732 (c)
   Engineering, Research and Development                                                   12                     12
   Selling, General and Administrative                                                     98                     95
   Depreciation and Amortization                                                           35                     39
                                                                                 ------------             ----------
          Total Costs and Expenses                                                        888                    878
                                                                                 ============             ==========

Gain (Loss) on sale of assets                                                              11  (b)                 -
Gain (Loss) on sale of receivables                                                          -                     (1)
Other Income (Loss)                                                                         -                      1
                                                                                 ------------             ----------
Total Other Income                                                                         11                      -
                                                                                 ------------             ----------

Operating Income (Loss)
   North America                                                                           53  (a)                20 (c)
   Europe                                                                                  11  (a)(b)             22
   Rest of World                                                                            7                      5
                                                                                 ------------             ----------
                                                                                           71                     47
Less:
   Interest expense (net of
     interest capitalized)                                                                 36                     43
   Income tax expense (benefit)                                                            16                      1
   Minority interest                                                                        -                      1
                                                                                 ------------             ----------

Net income (loss)                                                                          19                      2
                                                                                 ============             ==========

Average common shares outstanding:
   Basic                                                                                   40                     37
                                                                                 ============             ==========
   Diluted                                                                                 42                     38
                                                                                 ============             ==========
Earnings (loss) per share of common stock:

   Basic-
     Continuing operations                                                             $ 0.48                   0.06
                                                                                 ============             ==========
   Diluted-
     Continuing operations                                                             $ 0.45                   0.06
                                                                                 ============             ==========



(a) Includes restructuring related costs of $2 million pre-tax, $1 million after-tax or $0.02 per share. All of the costs are recorded in cost of sales. Geographically, $1 million is recorded in both North America and Europe.

(b) Includes a gain on the sale of a UK facility of $11 million pre-tax, $5 million after-tax or $0.13 per share. Geographically, all of the gain is recorded in Europe.

(c) Includes restructuring and related costs of $10 million pre-tax, $8 million after-tax or $0.20 per share. The costs are recorded in cost of sales. Geographically, the $10 million is recorded in North America.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  Balance Sheet
                                   (Unaudited)
                                   (Millions)


                                                          JUNE 30, 2002         DECEMBER 2001
                                                              ACTUAL                ACTUAL
                                                          -------------         -------------
 ASSETS
        CASH AND TEMPORARY CASH INVESTMENTS                       52                     53

        RECEIVABLES, Net                                         457                    395

        INVENTORIES                                              333                    326

        OTHER CURRENT ASSETS                                     182                    167

        TOTAL CURRENT ASSETS                                   1,024                    941

        INVESTMENTS AND OTHER ASSETS                             759                    773

        PLANT, PROPERTY, AND EQUIPMENT, NET                      982                    967
                                                              ------                 ------

        TOTAL ASSETS                                          $2,765                 $2,681
                                                              ======                 ======


LIABILITIES AND SHAREOWNERS' EQUITY

        SHORT-TERM DEBT                                       $  144                 $  191

        ACCOUNTS PAYABLE                                         500                    401

        ACCRUED TAXES                                             40                     35

        ACCRUED INTEREST                                          26                     25

        OTHER CURRENT LIABILITIES                                249                    224

        LONG-TERM DEBT                                         1,277                  1,324

        DEFERRED INCOME TAXES                                    184                    166

        DEFERRED CREDITS AND OTHER LIABILITIES                   219                    226

        MINORITY INTEREST                                         16                     15

        TOTAL SHAREOWNERS' EQUITY                                110                     74
                                                              ------                 ------

        TOTAL LIABILITIES AND SHAREOWNERS' EQUITY             $2,765                 $2,681
                                                              ======                 ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENT OF CASH FLOWS
                                   (Millions)

                                                              SIX MONTHS ENDED      2002
                                                                   JUNE 30,         OVER/
                                                              ----------------     (UNDER)
                                                               2002       2001       2001
                                                              -----      -----      -----

Operating activities:
  Income (loss) from continuing operations                    $  17      $ (29)     $  46
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                69         76         (7)
    Deferred income taxes                                        (8)       (23)        15
    (Gain)/loss on sale of businesses and assets, net            (9)         3        (12)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                (50)       (61)        11
      (Inc.)/dec. in inventories                                  9         28        (19)
      (Inc.)/dec. in prepayments and other current assets        (4)       (20)        16
      Inc./(dec.) in payables                                    76         15         61
      Inc./(dec.) in taxes accrued                                2          1          1
      Inc./(dec.) in interest accrued                            --         (4)         4
      Inc./(dec.) in other current liabilities                   26         12         14
    Other                                                        (4)         8        (12)
                                                              -----      -----      -----
Net cash provided (used) by operating activities                124          6        118
                                                              -----      -----      -----

Investing activities:
  Net proceeds from sale of assets                               19          3         16
  Expenditures for plant, property & equipment                  (52)       (47)        (5)
  Investments and other                                          12         (4)        16
                                                              -----      -----      -----
Net cash provided (used) by investing activities                (21)       (48)        27
                                                              -----      -----      -----

Net Cash provided (used) before financing activities            103        (42)       145

Financing activities:
  Issuance of common and treasury shares                         --          5         (5)
  Retirement of long-term debt                                  (25)        (8)       (17)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                 (71)        76       (147)
                                                              -----      -----      -----
Net cash provided (used) by financing activities                (96)        73       (169)
                                                              -----      -----      -----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                      (8)         4        (12)
                                                              -----      -----      -----

Inc./(dec.) in cash and temporary cash investments               (1)        35        (36)
Cash and temporary cash investments, January 1                   53         35         18
                                                              -----      -----      -----
Cash and temporary cash investments, June 30                  $  52      $  70      $ (18)
                                                              =====      =====      =====

Cash paid during the period for interest                      $  72      $  93
Cash paid during the period for income taxes                  $  16      $  19